UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 22, 2004

COUNTRYWIDE FINANCIAL CORPORATION
(Exact name of registrant as specified in its chapter)

Delaware (State or other jurisdiction of incorporation)	1-8422 (Commission File Number)	13-2641992 (IRS Employer Identification No.)

4500 PARK GRANADA, CALABASAS CA (Address of principal executive offices)	91302 (Zip Code)

Registrant's telephone number, including area code: (818) 225-3000

Item 12. Results of Operations and Financial Condition

On July 22, 2004, Countrywide Financial Corporation issued a press release announcing information regarding its operations and financial condition for the quarter period ended June 30, 2004.

A copy of the press release is attached as an Exhibit. (Exhibit 99.16)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

COUNTRYWIDE FINANCIAL CORPORATION

Dated: July 22, 2004	By: /S/ STANFORD L. KURLAND Stanford L. Kurland President and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

99.16	Press Release issued by Countrywide Financial Corporation pertaining to its results of operations and financial condition for the quarter period ended June 30, 2004.

Exhibit 99.16

NEWS	COUNTRYWIDE FINANCIAL

INVESTOR CONTACT:	(818) 225-3550 David Bigelow Lisa Riordan

MEDIA CONTACT:	(800) 796-8448

For Immediate Release

COUNTRYWIDE REPORTS 2004 SECOND QUARTER RESULTS

- EPS Advances 64 Percent over Last Year to $2.24 -
- 2004 EPS Guidance Increased to $7.50 to $8.50, Before 2-for-1 Split -
- Board Declares 33 Percent Increase in Dividend to $0.20 -

CALABASAS, CA (July 22, 2004) – Countrywide Financial Corporation (NYSE: CFC), a diversified financial services provider, today announced results for the second quarter and six months ended June 30, 2004. Second quarter highlights include the following:

  Consolidated net earnings reached $700 million, advancing 83 percent over net earnings of $383 million in the second quarter of 2003.
  Earnings per diluted share were $2.24, up 64 percent from last year’s second quarter earnings per share of $1.37.
  Pre-tax earnings from Diversified Businesses increased 22 percent over last year to $266 million, fueled primarily by the continued strong performance of the Banking segment that delivered 77 percent year-over-year earnings growth.
  Annualized return on average equity was 31 percent, up from 25 percent for the second quarter of 2003.
  Total loan production volume was $100 billion for the quarter, down 23 percent from the comparable quarter last year as a result of a 45 percent decline in refinance volume, reflecting the trend experienced by the industry as a whole following last year’s record mortgage market.
  Partially offsetting the decline in refinance volume, purchase fundings rose 40 percent from the second quarter of 2003 to a record $46 billion, a reflection of the Company’s strategic focus on increasing purchase market share.
  The servicing portfolio rose to a record $726 billion, up $81 billion from the beginning of the year.

Six month highlights include the following:

  Consolidated net earnings reached $1.4 billion, advancing 96 percent from the $709 million produced for the first half of 2003.
  Earnings per diluted share were $4.46, a gain of 72 percent from $2.59 in the first half of 2003.
  Pre-tax earnings from Diversified Businesses increased 51 percent over last year to $588 million, driven primarily by the growth in the Banking segment earnings, which rose 103 percent.
  Total loan production volume was $176 billion for the six months, a 24 percent reduction from $233 billion in the year ago period. This year-over-year decline is attributable to the 44 percent decrease in refinance volume over the same period.
  Purchase fundings for the first half, which offset some of the refinance decline, advanced 37 percent to $78 billion and nearly matched the $86 billion in purchase volume achieved for all of 2002.

“During a quarter with transitional market conditions, Countrywide delivered solid results,” said Angelo R. Mozilo, Chairman and Chief Executive Officer. “Diluted earnings per share were $2.24, our second best quarter on record. This demonstrates Countrywide’s ability to execute its strategic plan, prudently manage risk, and right size its operational infrastructure in the midst of a volatile interest rate environment.

“In Mortgage Banking, we continue to focus on our market position. Based on recent financial data released by our major competitors, Countrywide appears to have maintained the #1 market position in originations during the second quarter. Countrywide was ranked #1 in the previous two quarters according to data reported by Inside Mortgage Finance. This surge in production helped us maintain an excellent trend in our servicing portfolio with growth of $43 billion during the quarter, which equates to an annualized growth rate of 25 percent.

“On the Loan Production side, the overall pre-tax margin remained strong for the second quarter at 94 basis points, which compares to 100 basis points for the same quarter a year ago. This margin is below the extraordinary level of 140 basis points achieved in the first quarter of 2004. The decline in margin from the first quarter was primarily attributable to a reduction in margin on subprime loans. Subprime gain on sale margin was 290 basis points (based on volume of loans sold) in the current quarter versus 555 basis points in the first quarter. The reduction in subprime margin was due to increased pricing competition and to less favorable secondary market execution. Looking forward, we expect the gain on sale margin of subprime loans to improve to a level of 350 to 400 basis points. Notably, on a consolidated basis, we originated $4.4 billion more in loans than were sold during the second quarter.

“Turning to the Loan Servicing side, we achieved robust portfolio growth of $43 billion in the second quarter. Countrywide accounts for its mortgage servicing rights (MSRs) on the basis of lower of cost or market. During the quarter, the MSRs appreciated in value by $2.2 billion. Recovery of previous MSR impairment of $1.4 billion was recorded, offset by a decline in the MSR hedge position of $1.2 billion and impairment of other retained interests. The net impact on pre-tax earnings was a $30 million net recovery. The difference between the appreciation in value, $2.2 billion, and the recognized MSR recovery, $1.4 billion, was an unrecognized increase in MSR value of $810 million for the second quarter. At the end of the second quarter, the MSRs’ estimated fair value exceeded book value by $856 million. For the quarter, our Loan Servicing sector earned $25 million on a pre-tax basis, which compares to a loss of $836 million for the second quarter of 2003, an improvement of $861 million.

“Pre-tax earnings from Diversified Businesses rose 22 percent on a year-over-year basis from the second quarter of 2003. On a sequential basis, pre-tax earnings from diversified businesses were down 17 percent from the first quarter of 2004. This included a 13 percent gain from the Banking segment, which partially offset the 41 percent decline in Capital Markets profitability.

“Countrywide Bank continued its strong performance in the second quarter, with quarterly pre-tax earnings growth of 110 percent over last year. The Bank’s success validates the importance of our strategic entrance into this business – obtaining a source of stable earnings that is derived from interest income. The Bank also recently moved out of its regulatory de novo period, marking it as a mature institution with $27 billion in assets at June 30, 2004. During the quarter, we added 7 new financial centers, bringing our current total to 45. The expiration of the regulatory de novo period, in conjunction with ongoing strong performance of the Bank, will ultimately allow the Bank to transition to traditional regulatory capital requirements for mature institutions. Pre-tax earnings for the Banking segment -- which includes both Countrywide Bank and Countrywide Warehouse Lending, Inc. – advanced 77 percent for the second quarter over last year. Securities trading volume at Countrywide Securities Corporation increased by 9 percent over last year for the second quarter, aided by the launch of the U.S. Treasury business. Pre-tax earnings for the Capital Markets segment for the second quarter were down 22 percent from last year due to changing market conditions, which resulted in a decline in securities trading margins and reduced conduit activities. Going forward, we expect Capital Markets’ profitability to remain highly correlated with the overall mortgage market, moderated in the longer term by growth in our new business lines – U.S. Treasuries and Commercial Real Estate Finance. Profits from our other segments, Insurance and Global Operations, increased on a year-over-year basis.

“We remain optimistic about the future outlook for Countrywide and where our business lines are headed. In light of the Company’s continued increase in profitability, we increased the dividend to $0.20 per share, 33 percent higher than the first quarter of 2004. Today’s dividend declaration represents a 264 percent increase in the dividend from just two years ago. This marks the 8th time in the last 9 quarters the Company has increased the dividend.

“Looking ahead, we remain confident that 2004 will be an exemplary year for Countrywide,” Mozilo concluded. “Taking into account the robust results experienced in the first half of 2004, we are adjusting our 2004 full year guidance to a range of $7.50 to $8.50 per diluted share (excluding the effect of the pending 2-for-1 stock split to be effected as a stock dividend). This compares to the previous guidance of $7.00 to $8.25, which was reported at the time of the 2004 first quarter results.”

Key assumptions underlying the updated 2004 forecast include the following:

  Average ten-year Treasury yield of 4.0 to 6.0 percent for the remainder of the year.
  Mortgage origination market of $2.3 to $2.7 trillion.
  Countrywide average origination market share of 13 to 14 percent, implying Company origination volume of $300 to $375 billion, with a pre-tax production margin of 95 to 105 basis points.
  Average servicing portfolio of $710 to $730 billion, with (3) to 6 basis points in pre-tax margins after MSR net impairment or recovery. Normal purchase market servicing margins would be expected to range from 12 to 15 basis points.
  Pre-tax earnings from Mortgage Banking of $2.8 to $3.2 billion.
  Pre-tax earnings from Diversified Businesses of $1.0 billion to $1.2 billion.
  Consolidated pre-tax earnings of $3.8 billion to $4.3 billion.

The earnings estimates and assumptions and other projections provided in this press release should be considered forward-looking statements and readers are directed to the information contained in the disclaimer provided herein.

Countrywide’s Board of Directors declared a cash dividend of $0.20 per common share, payable August 31, 2004 to stockholders of record on August 13, 2004.

MORTGAGE BANKING

Countrywide’s Mortgage Banking segment, which includes Loan Production, Loan Servicing, and Loan Closing Services, contributed 77 percent of consolidated pre-tax earnings for the second quarter. On a comparative basis, Mortgage Banking pre-tax earnings for the second quarter advanced 118 percent from the second quarter of 2003. The Loan Production sector is comprised of four distribution channels: consumer-direct lending through Countrywide Home Loans’ 500-branch retail system, telemarketing operations and the Internet; wholesale lending through a network of over 30,000 mortgage brokers; correspondent lending which buys loans from other financial institutions such as independent mortgage companies, banks, savings and loans, credit unions and insurance companies; and Full Spectrum Lending, Inc., a consumer-direct subprime lender with 133 branches.

Loan Production

The Loan Production sector generated $828 million in pre-tax earnings for the second quarter and $1.8 billion for the first half of 2004, which compares to $1.2 billion and $2.1 billion, respectively, for the comparable prior year periods. These declines are primarily the result of the industry-wide reduction in refinance volume that has taken place as a result of rising interest rates, as well as gain on sale margin compression in the subprime market during the second quarter of 2004.

Loan Servicing

The Loan Servicing sector reflects the performance of the MSRs associated with Countrywide’s owned-servicing portfolio and other retained interests. Since the MSRs perform optimally in higher interest rate environments, earnings from these assets act as a natural counter-balance against Loan Production earnings, which typically perform best in lower interest rate environments. In declining interest rate environments, Loan Production operations provide substantial incremental earnings to offset the effect of faster amortization and impairment of MSRs. Countrywide also manages a financial hedge within the Loan Servicing sector to further mitigate this impairment.

For the second quarter, the Loan Servicing sector recorded pre-tax earnings of $25 million, which compares favorably to a pre-tax loss of $836 million for the second quarter of 2003. During the current quarter, impairment recovery for MSRs, net of the servicing hedge loss and impairment of other retained interests, was $30 million versus net impairment of $804 million during the year-ago quarter. Impairment recovery of MSRs was a result of rising interest rates during the quarter. For the first six months of 2004, the Loan Servicing sector sustained net impairment of $293 million, which compares to net impairment of $1.5 billion in the year-ago period. The weighted average coupon on the Company’s servicing portfolio stands at 5.9 percent as of June 30, 2004, down from 6.4 percent one year earlier.

Loan Closing Services

Loan Closing Services are offered through Countrywide’s LandSafe companies, which primarily provide credit reports, appraisals and flood determinations. The LandSafe companies’ pre-tax earnings were $23 million in the second quarter, which compares to $29 million earned during the second quarter last year. For the first six months of 2004, pre-tax earnings were $42 million, down from $55 million in the same period a year ago. The decline in pre-tax earnings was a result of the decline in year-over-year production volume.

DIVERSIFIED BUSINESSES

Diversified Businesses include the operations of Capital Markets, Banking, Insurance and Global Operations, and accounted for 23 percent of consolidated pre-tax earnings for the second quarter of 2004. Earnings from Diversified Businesses in the aggregate grew 22 percent for the second quarter and 51 percent for the six months from the year-ago comparable periods.

Banking

The Banking segment includes the activities of Countrywide Bank and Countrywide Warehouse Lending, a provider of mortgage inventory financing to smaller mortgage bankers. The Bank is able to leverage Countrywide’s resources such as its superior asset-generating capabilities, servicing-related escrow balances, locations within the retail mortgage origination network (in which the Bank places its financial centers), and intellectual capabilities such as risk management. Countrywide Bank has also in-sourced certain bank-related services, such as custodial services, that were previously performed for Countrywide by third party banks. In addition, the Bank holds loans in portfolio, providing the consolidated company with a growing stream of net interest income. At June 30, 2004, total assets at Countrywide Bank reached $27 billion, compared to $13 billion at June 30, 2003, and were comprised of approximately 13 percent cash and investments, 84 percent mortgage and home equity loans, and 3 percent other assets. The Bank contributed 88 percent of the Banking segment’s total pre-tax earnings for the second quarter and six months of 2004. Countrywide Warehouse Lending had average loans outstanding of $3.8 billion during the quarter, a decrease of 13 percent from the second quarter of 2003, which was expected given the reduction in industry loan origination volume, but was up from the $2.8 billion in the first quarter of 2004. Overall, quarterly pre-tax earnings for the Banking segment were $119 million, increasing 77 percent from last year’s $67 million. For the six months, pre-tax earnings advanced 103 percent over the prior year period to $225 million.

Capital Markets

The Capital Markets segment includes a securities broker-dealer, a broker of MSRs, a distressed-asset manager and a commercial real estate finance group. Earnings performance within this segment is primarily driven by the broker-dealer, Countrywide Securities Corporation, whose earnings represented 80 percent of Capital Markets’ total pre-tax earnings for the second quarter of 2004. Total revenues for Capital Markets in the second quarter were $162 million, with approximately 43 percent derived from conduit activities, 41 percent from underwriting, and 16 percent from securities trading, brokerage and other activities. This compares to total revenues of $169 million in the second quarter of 2003 with approximately 42 percent derived from conduit activities, 27 percent from underwriting, and 31 percent from securities trading, brokering and other. In total, pre-tax earnings for the Capital Markets segment were $90 million in the second quarter and $243 million for the six months. This compares to $115 million and $211 million, respectively, in the comparable year-ago periods.

Insurance

Countrywide’s Insurance segment includes Balboa Life and Casualty Group, whose companies are national providers of property, life and liability insurance, and Balboa Reinsurance Company, a captive mortgage reinsurance company. For the second quarter, net premiums earned were $149 million at Balboa Life & Casualty and $39 million at Balboa Reinsurance, advancing 9 percent and 22 percent, respectively, from the year-ago periods. For the six months, net premiums earned were $307 million for Balboa Life & Casualty and $76 million for Balboa Reinsurance, up 10 percent and 27 percent, respectively, from the first six months of 2003. Pre-tax earnings for the Insurance segment were $49 million for the second quarter and $101 million for the first half of 2004. This compares to $37 million for second quarter of 2003, a gain of 31 percent, and $62 million for the first half last year, an increase of 63 percent.

Global Operations

The principal component of the Global Operations segment is Global Home Loans, the Company’s U.K. joint venture, organized to process loan originations and service loans on behalf of third parties. Today, Global Home Loans services over one million loans with outstanding balances of approximately $110 billion. Other companies included in the Global Operations segment engage in technology services and property valuation. Pre-tax earnings for the second quarter were $10 million, which compares to a loss of $0.2 million for the second quarter of 2003. For the six months, pre-tax earnings were $21 million for 2004 and $6 million for 2003.

Conference Call

Countrywide will host a live conference call to discuss quarterly results today at 12:00 pm EDT. The dial-in number for the live conference call is (888) 423-3280 (U.S.) or (612) 332-0820 (International). The management discussion will be available for replay through midnight EDT on Thursday, August 5, 2004. The replay dial-in numbers and access code are (800) 475-6701 (U.S.) / (320) 365-3844 (International) and 736583, respectively.

An accompanying slide presentation will be available on Countrywide’s website (www.countrywide.com), by clicking on “Investor Relations” on the website main page and clicking on the supporting slideshow text link for the Second Quarter 2004 earnings teleconference. Management strongly recommends that participants have access to this presentation while listening to the management discussion.

For more information about the Company, visit Countrywide’s website at www.countrywide.com.

Founded in 1969, Countrywide Financial Corporation is a member of the S&P 500, Forbes 2000 and Fortune 500. Through its family of companies, Countrywide provides mortgage banking and diversified financial services. Mortgage banking businesses include loan production and loan servicing principally through Countrywide Home Loans, Inc., which originates, purchases, securitizes, sells, and services primarily prime-quality loans. Also included in Countrywide’s mortgage banking segment is the LandSafe group of companies which provide loan closing services. Diversified financial services encompass capital markets, banking, insurance, and global operations, largely through the activities of Countrywide Capital Markets, a mortgage-related investment banker; Countrywide Bank, a division of Treasury Bank, N.A., a bank offering customers depository and home loan products; Balboa Life and Casualty Group, whose companies are national providers of property, liability, and life insurance; Balboa Reinsurance, a captive mortgage reinsurance company; and Global Home Loans, a U.K. mortgage banking joint venture in which Countrywide holds a majority interest.

This Press Release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, and assumptions with respect to, among other things, the Company’s future operations, business plans and strategies, as well as industry and market conditions, all of which are subject to change. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: competitive and general economic conditions in each of our business segments; general economic conditions in the United States and abroad; loss of investment grade rating that may result in an increase in the cost of debt or loss of access to corporate debt markets; reduction in government support of homeownership; the level and volatility of interest rates; interest rate paths; the legal, regulatory and legislative environments in the markets in which the Company operates; and other risks detailed in documents filed by the Company with the Securities and Exchange Commission from time to time. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

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COUNTRYWIDE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)

                                                       Three Months Ended                               Six Months Ended
                                                            June 30,                  %                     June 30,                  %
                                                ----------------------------------              ----------------------------------
(In thousands, except per share data)                2004               2003        Change           2004               2003        Change
----------------------------------------------- --------------- -- --------------- --------- -- --------------- -- --------------- ---------
Revenues
      Gain on sale of loans and securities         $ 1,277,331        $ 1,710,927     (25%)        $ 2,635,998        $ 3,063,497     (14%)

      Interest income                                1,074,326            805,167       33%          2,124,076          1,447,289       47%

      Interest expense                               (575,778)          (509,127)       13%        (1,093,333)          (923,256)       18%
                                                ---------------    ---------------              ---------------    ---------------
           Net interest income                                                          68%                                             97%
                                                       498,548            296,040                    1,030,743            524,033

      Provision for loan losses                       (19,747)            (7,222)      173%           (40,528)           (14,825)      173%
                                                ---------------    ---------------              ---------------    ---------------
           Net interest income after
      provision for
         loan losses                                   478,801            288,818       66%            990,215            509,208       94%
                                                ---------------    ---------------              ---------------    ---------------

      Loan servicing fees and other income
         from retained interests                       802,632            692,910       16%          1,559,413          1,296,169       20%
      Amortization of mortgage servicing
      rights                                         (569,977)          (557,274)        2%          (983,659)          (919,774)        7%
      Recovery (impairment) of retained
      interests                                      1,179,127        (1,551,847)       N/M            183,482        (2,214,260)       N/M

      Servicing hedge (losses) gains               (1,149,451)            748,081       N/M          (476,655)            754,442       N/M
                                                ---------------    ---------------              ---------------    ---------------
           Net loan servicing fees and other
         income from retained interests                262,331          (668,130)       N/M            282,581        (1,083,423)       N/M
                                                ---------------    ---------------              ---------------    ---------------

      Net insurance premiums earned                    187,252            168,183       11%            382,635            339,319       13%

      Commissions and other income                     127,389            128,517      (1%)            248,170            242,735        2%
                                                ---------------    ---------------              ---------------    ---------------

               Total revenues                        2,333,104          1,628,315       43%          4,539,599          3,071,336       48%
                                                ---------------    ---------------              ---------------    ---------------

Expenses

      Compensation expenses                            770,090            652,718       18%          1,450,754          1,232,629       18%

      Occupancy and other office expenses              164,111            142,793       15%            331,982            270,335       23%

      Insurance claim expenses                          83,752             85,851      (2%)            168,427            173,949      (3%)

      Other operating expenses                         172,317            125,631       37%            321,642            248,533       29%
                                                ---------------    ---------------              ---------------    ---------------

               Total expenses                        1,190,270          1,006,993       18%          2,272,805          1,925,446       18%
                                                ---------------    ---------------              ---------------    ---------------

Earnings before income taxes                         1,142,834            621,322       84%          2,266,794          1,145,890       98%

      Provision for income taxes                       443,211            238,461       86%            876,199            436,738      101%
                                                ---------------    ---------------              ---------------    ---------------

NET EARNINGS                                        $  699,623         $  382,861       83%        $ 1,390,595         $  709,152       96%
                                                ===============    ===============              ===============    ===============

Earnings per Share:
      Basic                                          $    2.50          $    1.44       74%          $    4.99          $    2.72       83%
      Diluted                                        $    2.24          $    1.37       64%          $    4.46          $    2.59       72%

Weighted Average Shares Outstanding:

      Basic                                            279,883            265,032        6%            278,933            260,290        7%

      Diluted                                          312,897            279,774       12%            312,116            273,428       14%

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COUNTRYWIDE FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS (unaudited)

                                                                       June 30,            December 31,           %
(In thousands, except share data)                                        2004                  2003             Change
------------------------------------------------------------------- ---------------- --- ----------------- -- -----------
Assets

      Cash                                                                $680,910             $  633,467             7%

      Mortgage loans and mortgage-backed securities held for sale        19,545,868            24,103,625          (19%)

      Trading securities owned, at market value                           9,122,511             6,996,699            30%

      Trading securities pledged as collateral, at market value           1,608,312             4,118,012          (61%)

      Securities purchased under agreements to resell                    14,639,396            10,348,102            41%

      Loans held for investment, net                                     33,895,452            26,368,055            29%

      Investments in other financial instruments                          7,508,044            12,761,764          (41%)

      Mortgage servicing rights, net                                      8,334,826             6,863,625            21%

      Premises and equipment, net                                           881,042               755,276            17%

      Other assets                                                        7,537,074             5,029,048            50%
                                                                    ----------------     -----------------

                   Total assets                                        $103,753,435           $97,977,673             6%
                                                                    ================     =================

Liabilities
      Notes payable                                                     $42,134,819           $39,948,461             5%
      Securities sold under agreements to repurchase                     25,620,471            32,013,412          (20%)

      Deposit liabilities                                                15,470,280             9,327,671            66%

      Accounts payable and accrued liabilities                            8,365,332             6,248,624            34%

      Income taxes payable                                                2,717,736             2,354,789            15%
                                                                    ----------------     -----------------

                   Total liabilities                                     94,308,638            89,892,957             5%
                                                                    ----------------     -----------------

      Commitments and contingencies                                               -                     -              -

Shareholders' Equity
      Preferred stock - authorized, 1,500,000 shares
      of $0.05 par value; none issued and outstanding               -                                   -              -
      Common stock - authorized, 500,000,000 shares of $0.05
           par value; issued, 281,227,344 and 276,735,890
           shares at June 30, 2004 and December 31, 2003,
           respectively; outstanding, 281,194,165 and
           276,724,639 shares at June 30, 2004 and
           December 31, 2003, respectively                                   14,061                13,837             2%
      Additional paid-in capital                                          2,453,675             2,302,919             7%

      Accumulated other comprehensive income                                 66,377               164,526          (60%)

      Retained earnings                                                   6,910,684             5,603,434            23%
                                                                    ----------------     -----------------

                   Total shareholders' equity                             9,444,797             8,084,716            17%
                                                                    ----------------     -----------------

                   Total liabilities and shareholders' equity          $103,753,435           $97,977,673             6%
                                                                    ================     =================

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COUNTRYWIDE FINANCIAL CORPORATION

LOANS HELD FOR INVESTMENT, NET AND OTHER ASSETS (unaudited)

                                                                      June 30,           December 31,           %
(In thousands)                                                          2004                 2003             Change
------------------------------------------------------------------ ---------------- --- ---------------- -- -----------
Loans Held for Investment, Net
      Mortgage loans                                                   $29,285,803          $21,999,881         33%

      Warehouse lending advances secured by mortgage loans               3,253,360            1,886,169         72%
      Defaulted FHA-insured and VA-guraranteed loans

           repurchased from securities                                   1,462,128            2,560,454        (43%)
                                                                   ----------------     ----------------
                                                                                                                29%
                                                                        34,001,291           26,446,504

      Allowance for loan losses                                          (105,839)             (78,449)         35%
                                                                   ----------------     ----------------

                Total loans held for investment, net                   $33,895,452          $26,368,055         29%
                                                                   ================     ================

Other Assets
      Securities broker-dealer receivables                             $ 1,611,411           $  742,139        117%

      Securities borrowed                                                1,394,984                    -        N/M

      Reimbursable servicing advances                                      804,766            1,031,835        (22%)
      Receivables from custodial accounts                                  719,860              595,671         21%
      Investments in Federal Reserve Bank and

           Federal Home Loan Bank stock                                    523,769              394,110         33%

      Capitalized software, net                                            261,220              235,713         11%

      Federal funds sold                                                   260,000              100,000        160%

      Interest receivable                                                  254,584              242,669          5%

      Unsettled securities trades, net                                     254,483              173,382         47%

      Prepaid expenses                                                     202,165              204,570         (1%)

      Derivative margin accounts                                           173,163              285,583        (39%)

      Restricted cash                                                      167,577              281,477        (40%)
      Cash surrender value of assets held in trust for

           deferred compensation plan                                      115,753              115,491          -

      Receivables from sale of securities                                  107,924              105,325          2%

      Other assets                                                         685,415              521,083         32%
                                                                   ----------------     ----------------

                Total other assets                                     $ 7,537,074          $ 5,029,048         50%
                                                                   ================     ================

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COUNTRYWIDE FINANCIAL CORPORATION

INVESTMENTS IN OTHER FINANCIAL INSTRUMENTS (unaudited)

(Dollar amounts in thousands)

                                                                           June 30,           December 31,           %
                                                                             2004                 2003            Change
----------------------------------------------------------------------- ---------------- --- ---------------- -- ----------

Home equity AAA asset-backed senior securities                             $  1,515,604         $  4,622,810         (67%)

Insurance and Banking segments' investment portfolios:

     Mortgage-backed securities                                               3,369,603            4,440,676         (24%)
     U.S. Treasury securities and obligations of

       U.S. Government-sponsored enterprises                                    252,872              283,453         (11%)

     Other                                                                       94,263                   88           N/M
                                                                        ----------------     ----------------
         Total Insurance and Banking segments'

           investment portfolios                                              3,716,738            4,724,217         (21%)
                                                                        ----------------     ----------------

Other interests retained in securitization:

     Subprime residual securities                                               700,065              370,912           89%

     Prime home equity residual securities                                      305,993              320,663          (5%)
     Nonconforming interest-only and

       principal-only securities                                                190,142              130,300           46%

     Prime home equity line of credit transferor's interest                     185,869              236,109         (21%)

     Subprime AAA interest-only securities                                      166,397              310,020         (46%)

     Prepayment bonds                                                            87,645               50,595           73%

     Prime home equity interest-only securities                                  18,486               33,309         (45%)

     Subordinated mortgage-backed pass-through securities                         2,637                5,997         (56%)
                                                                        ----------------     ----------------

         Total other interests retained in securitization                     1,657,234            1,457,905           14%
                                                                        ----------------     ----------------

Servicing hedge instruments - U.S. Treasury securities                                -            1,148,922           N/M
                                                                        ----------------     ----------------

         Total available-for-sale securities                                  6,889,576           11,953,854         (42%)

Servicing hedge instruments - Derivative instruments                            442,316              642,019         (31%)

Debt hedge instruments - Interest rate and

     foreign currency swaps                                                     176,152              165,891            6%
                                                                        ----------------     ----------------

           Total investments in other financial instruments                $  7,508,044         $ 12,761,764         (41%)
                                                                        ================     ================

Countrywide Financial Corporation

SELECTED OPERATING DATA (unaudited)

                                                    Three Months Ended                                 Six Months Ended
                                                         June 30,                  %                       June 30,                  %
                                             ----------------------------------                ----------------------------------
(Dollar amounts in millions)                      2004               2003        Change             2004               2003       Change
-------------------------------------------- --------------- -- --------------- --------- ---- --------------- -- --------------- --------
Volume of loans produced                         $   99,663         $  130,210     (23%)           $  175,867         $  232,613    (24%)

Number of loans produced                            619,849            834,728     (26%)            1,118,850          1,516,893    (26%)

Loan closing services (units):
         Number of credit reports, flood
         determinations, appraisals,
         automated property valuation
         services, title reports, default
         title orders, other title and
         escrow

         services, and home inspections           4,173,352          4,315,114      (3%)            7,993,131          7,568,697       6%

Capital Markets
         Securities trading volume (1)           $  881,577         $  811,854        9%          $ 1,572,015        $ 1,451,891       8%

Insurance
         Net premiums earned:
              Carrier                              $    149           $    137        9%            $     307           $    280      10%

              Reinsurance                                39                 32       22%                   76                 60      27%
                                             ---------------    ---------------                ---------------    ---------------
                  Total net premiums earned        $    188           $    169       11%            $     383           $    340      13%
                                             ===============    ===============                ===============    ===============

                                                         June 30,                  %
                                             ----------------------------------
                                                  2004               2003        Change
                                             --------------- -- --------------- ---------
Mortgage loan pipeline
      (loans-in-process)                         $   47,317         $   82,490     (43%)

Loan servicing portfolio (2)                     $  726,227         $  559,124       30%

Number of loans serviced (2)                      5,547,050          4,587,387       21%

Assets held by Treasury Bank
      (in billions)                               $    27.1          $    13.1      107%

Global Operations
      Global Home Loans Subservicing
           Volume (in billions)                    $    110           $     97       13%
(1)	Includes trades with Mortgage Banking Division
(2)	Includes warehoused loans and loans serviced under subservicing agreements.

(more)

Countrywide Financial Corporation

Quarterly Segment Analysis (Unaudited)

                                                                                                            Three Months Ended June 30, 2004
                                      --------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                 Mortgage Banking                                                     Diversified Businesses
                                      -------------------------------------------------------------- ----------------------------------------------------------------------------------------------
                                        Loan Production       Loan          Closing        Total         Capital      Banking    Insurance        Global       Other        Total      Grand Total
(In Thousands)                                              Servicing      Services                      Markets                                Operations
-------------------------------------------------------- --------------  ------------ --------------- -------------------------------------    ------------------------------------- --------------
Revenues
 Gain on sale of loans and securities       $1,208,315      $  18,574        $    -     $ 1,226,889     $  43,635       $    -     $    -          $    -   $  6,807      $  50,442    $1,277,331
 Net interest income after provision for
   loan losses                                 314,370       (103,797)          262         210,835       112,260      145,162     10,309             483       (248)       267,966       478,801
 Net loan servicing fees(1)                          -        239,327             -         239,327           689            -          -          26,287     (3,972)        23,004       262,331
 Net insurance premiums earned                       -              -             -               -             -            -    187,252               -           -       187,252       187,252
 Commissions, fees and other income(2)          29,633         15,263        54,824          99,720         5,101       23,529     16,014          26,833    (43,808)        27,669       127,389
                                       ----------------- --------------  ------------ --------------- -------------------------------------    ------------------------------------- --------------
   Total revenues                            1,552,318        169,367        55,086       1,776,771       161,685      168,691    213,575          53,603    (41,221)       556,333     2,333,104
Expenses                                       724,135        144,174        32,017         900,326        72,054       49,608    165,038          43,920    (40,676)       289,944     1,190,270
                                       ----------------- --------------  ------------ --------------- -------------------------------------    ------------------------------------- -------------
  Earnings before income taxes              $  828,183      $  25,193      $ 23,069      $  876,445     $  89,631    $ 119,083   $ 48,537      $    9,683    $  (545)     $ 266,389    $1,142,834
                                       ================= ==============  ============    ============   ===========  ==========  ===========     ==========  ==========  ===========   ===========

                                                                                                            Three Months Ended June 30, 2003
                                       -------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                  Mortgage Banking                                                    Diversified Businesses
                                       -------------------------------------------------------------  ----------------------------------------------------------------------------------------------
                                        Loan Production         Loan         Closing        Total        Capital       Banking     Insurance     Global       Other       Total         Grand Total
 (In Thousands)                                                Servicing     Services                     Markets                              Operations
------------------------------------------------------    -------------- ------------ -------------- ------------- ------------- ------------ ----------- -------------------------   --------------
Revenues
 Gain on sale of loans and securities     $ 1,590,640       $  61,112       $    -     $ 1,651,752    $  51,026        $    -       $    -       $    -   $  8,149     $  59,175       $1,710,927
 Net interest income after provision for
   loan losses                                202,402        (106,105)        (209)         96,088      113,822        70,560        8,261          126        (39)      192,730          288,818
 Net loan servicing fees(1)                         -        (688,782)           -        (688,782)         (42)          292            -       22,108     (1,706)       20,652        (668,130)
 Net insurance premiums earned                      -               -            -               -            -             -      168,183            -           -      168,183          168,183
 Commissions, fees and other income(2)         16,561          16,152       62,585          95,298        3,765        23,140       18,387       25,794    (37,867)       33,219          128,517
                                       --------------     -----------    ---------    ------------  -----------   -----------   ----------   ----------  ----------  -----------   --------------
    Total revenues                          1,809,603        (717,623)      62,376       1,154,356      168,571        93,992      194,831       48,028    (31,463)      473,959        1,628,315
Expenses                                      599,810         118,624       33,504         751,938       53,520        26,714      157,816       48,253    (31,248)      255,055        1,006,993
                                       --------------     -----------    ---------    ------------  -----------   -----------   ----------   ----------  ----------  -----------   --------------
    Earnings before income taxes          $ 1,209,793      ($ 836,247)    $ 28,872      $  402,418    $ 115,051      $ 67,278     $ 37,015      $ (225)  $    (215)    $ 218,904        $ 621,322
                                        ==============     ===========    =========    ============  ===========   ===========   ==========   ==========  ==========  ===========   ==============
(1)	Consists primarily of fees earned for servicing mortgage loans, related ancillary fees and income on residual interests, net of amortization and impairment/recovery of mortgage servicing rights and net servicing hedge.
(2)	Consists primarily of revenues from ancillary products and services, including title, escrow, appraisal, credit reporting and home inspection services, and insurance agency commissions.

Countrywide Financial Corporation

YEAR-TO-DATE SEGMENT ANALYSIS (Unaudited)

                                                                                                Six Months Ended June 30, 2004
=================================== -------------------------------------------------------------------------------------------------------------------------------------------------------
                                                       Mortgage Banking                                                   Diversified Businesses
                                    ------------------------------------------------------    ----------------------------------------------------------------------------------------------
(In thousands)                    Loan Production       Loan         Closing                   Capital                                  Global                                     Grand
                                                     Servicing      Services     Total        Markets        Banking     Insurance    Operations       Other        Total         Total
----------------------------------- -----------    ------------    ---------    ----------    ----------    ---------   -----------   ------------   ----------    ---------    -----------
Revenues
    Gain on sale of loans and
securities                          $2,406,506       $ 100,524        $   -     $2,507,030     $116,801       $    -        $    -         $    -      $12,167     $128,968     $2,635,998

    Net interest income after
provision for loan losses              664,904       (214,604)          486       450,786       254,744      263,228        21,092            963        (598)      539,429        990,215

    Net loan servicing fees (1)              -         235,434            -       235,434         1,409            -             -         52,977      (7,239)       47,147        282,581

    Net insurance premiums earned            -               -            -             -             -            -       382,635              -            -      382,635        382,635
    Commissions, fees and other
income (2)                              43,051          30,704      103,980       177,735        12,127       46,393        32,313         57,475     (77,873)       70,435        248,170
                                    -----------    ------------    ---------    ----------    ----------    ---------   -----------   ------------   ----------    ---------    -----------
        Total revenues
                                     3,114,461         152,058      104,466     3,370,985       385,081      309,621       436,040        111,415     (73,543)     1,168,614     4,539,599
Expenses
                                     1,344,391         285,084       62,865     1,692,340       142,299       84,930       335,508         90,001     (72,273)      580,465      2,272,805
                                    -----------    ------------    ---------    ----------    ----------    ---------   -----------   ------------   ----------    ---------    -----------

        Earnings before income
taxes                               $1,770,070      $(133,026)      $41,601     $1,678,645     $242,782     $224,691      $100,532      $ 21,414       $(1,270)     $588,149     $2,266,794
                                    ===========    ============    =========    ==========    ==========    =========   ===========   ============   ==========    =========    ===========

                                                                                                Six Months Ended June 30, 2003
                                    -------------------------------------------------------------------------------------------------------------------------------------------------------

                                                      Mortgage Banking                                                   Diversified Businesses
                                    ------------------------------------------------------    ---------------------------------------------------------------------------------------------
(In thousands)                     Loan Production     Loan         Closing                    Capital                                   Global                                  Grand
                                                     Servicing      Services      Total        Markets       Banking     Insurance      Operations     Other       Total         Total
----------------------------------- -----------    ------------    ---------    ----------    ----------    ---------   -----------   ------------   ----------    ---------    -----------
Revenues
 Gain on sale of loans and securities $2,821,726       $ 127,359        $   -    $2,949,085       $99,159       $    -        $    -         $    -      $15,253     $114,412     $3,063,497
    Net interest income after
     provision for loan losses           331,485        (181,608)        (518)      149,359       225,669      117,483        16,742            193        (238)      359,849        509,208
    Net loan servicing fees (1)                -      (1,125,303)           -    (1,125,303)          106          292             -         44,024      (2,542)       41,880     (1,083,423)
    Net insurance premiums earned              -               -            -             -             -            -       339,319              -            -      339,319        339,319
    Commissions, fees and other
          income (2)                      31,093          35,257      114,544       180,894         6,266       43,184        32,568         49,856     (70,033)       61,841        242,735
                                      -----------    ------------    ---------    ----------    ----------    ---------   -----------   ------------   ----------    ---------    -----------
       Total revenues                  3,184,304      (1,144,295)     114,026     2,154,035       331,200      160,959       388,629         94,073     (57,560)      917,301      3,071,336
Expenses                               1,092,211         245,984       59,171     1,397,366       120,037       50,348       326,856         88,502     (57,663)      528,080      1,925,446
                                    -----------    ------------    ---------    ----------    ----------    ---------   -----------   ------------   ----------    ---------    -----------
       Earnings before income taxes   $2,092,093     $(1,390,279)     $54,855      $756,669      $211,163     $110,611      $ 61,773       $  5,571       $  103     $389,221     $1,145,890
                                      ===========    ============    =========    ==========    ==========    =========   ===========   ============   ==========    =========    ===========
(1)	Consists primarily of fees earned for servicing mortgage loans, related ancillary fees and income on residual interests, net of amortization and impairment/recovery of mortgage servicing rights and net servicing hedge.
(2)	Consists primarily of revenues from ancillary products and services, including title, escrow, appraisal, credit reporting and home inspection services, and insurance agency commissions.